Exhibit 2.2(b)

DATED 17TH FEBRUARY, 2005

TELECOM ITALIA S.p.A.

as an Issuer and as Guarantor

- and -

TELECOM ITALIA FINANCE S.A.

as an Issuer

- and -

J.P. MORGAN CORPORATE TRUSTEE SERVICES LIMITED

FIRST SUPPLEMENTAL TRUST DEED

modifying the Trust Deed dated 23rd January, 2004

relating to the

€10,000,000,000

Euro Medium Term Note Programme

ALLEN & OVERY

ALLEN & OVERY LLP

LONDON

THIS FIRST SUPPLEMENTAL TRUST DEED is made on 17th February, 2005 BETWEEN:

(1)

TELECOM ITALIA S.p.A., a company incorporated with limited liability under the laws of the Republic of Italy, whose registered office is at Piazza delgi Affari, 2, 20123 Milan, Italy (Telecom Italia or the Guarantor);

(2)

TELECOM ITALIA FINANCE S.A., a société anonyme incorporated with limited liability under the laws of the Grand-Duchy of Luxembourg, whose registered office is at 287-289, route d’Arlon, L-1150 Luxembourg and registered with the Register of Commerce and Companies in Luxembourg under the number B-76448 (TI Finance and together with Telecom Italia (in its capacity as an issuer), the Issuers and each an Issuer); and

(3)

J.P. MORGAN CORPORATE TRUSTEE SERVICES LIMITED, a company incorporated with limited liability in England and Wales, whose registered office is at Trinity Tower, 9 Thomas More Street, London E1W 1YT, England (the Trustee, which expression shall, wherever the context so admits, include such company and all other persons or companies for the time being the trustee or trustees of these presents) as trustee for the Noteholders, the Receiptholders and the Couponholders (each as defined below).

WHEREAS:

(1)

This First Supplemental Trust Deed is supplemental to the Trust Deed dated 23rd January, 2004 (the Principal Trust Deed) made between Telecom Italia, TI Finance and the Trustee and relating to a €10,000,000,000 Euro Medium Term Note Programme established by Telecom Italia and TI Finance.

(2)	On 17th February, 2005 Telecom Italia and TI Finance published modified and updated Listing Particulars relating to the Programme (the Listing Particulars).

(3)

Clause 19(B) of the Principal Trust Deed provides that the Trustee may without the consent or sanction of the Noteholders, the Receiptholders or the Couponholders at any time and from time to time concur with the relevant Issuer in making any modification to these presents which in the opinion of the Trustee it may be proper to make provided that the Trustee is of the opinion that such modification will not be materially prejudicial to the interests of the Noteholders or to comply with mandatory provisions of applicable law.

(4)

Telecom Italia and TI Finance have requested the Trustee to concur in making the modifications to the Principal Trust Deed hereinafter contained in order to reflect modifications to the Listing Particulars.

(5)

The Trustee, being of the opinion that the modifications referred to in Recital (4) above are not materially prejudicial to the interests of the Noteholders or are to comply with mandatory provisions of applicable law, has agreed to concur with Telecom Italia and TI Finance in making such modifications and has agreed that notice of such modifications need not be given to the Noteholders.

NOW THIS FIRST SUPPLEMENTAL TRUST DEED WITNESSES AND IT IS HEREBY AGREED AND DECLARED as follows:

1.	DEFINITIONS AND INTERPRETATION

Subject as otherwise provided in this First Supplemental Trust Deed and unless there is anything in the subject or context inconsistent therewith, all words and expressions defined in the Principal Trust Deed shall have the same meanings in this First Supplemental Trust Deed.

2.	MODIFICATIONS

(A)

The provisions of the Principal Trust Deed are hereby modified in relation only to all Notes issued on or after the date hereof other than any such Notes issued so as to be consolidated and form a single Series with any Notes issued prior to the date hereof by the deletion of the Terms and Conditions of the Notes set out in the First Schedule thereto and the substitution therefor of the Terms and Conditions of the Notes set out in the First Schedule hereto.

(B)	The provisions of the Principal Trust Deed are hereby further modified as follows:

(i)

by the insertion of the words “and together with Telecom Italia (in its capacity as an issuer, the Issuers and each an Issuer” immediately after the words “TI Finance” in paragraph (2) of the list of parties immediately before the Recitals; and

(ii)	by the deletion of the last paragraph of Clause 5 of Part 2 of the Third Schedule to the Principal Trust Deed and the substitution therefor of the following paragraph:

“Other than in the case of an Extraordinary Resolution, should Telecom Italia have no shares listed on an Italian or other EU member country regulated market or held by a significant number of investors

(diffuse fra il pubblico in misura rilevante) as per article 2325-bis of the Italian Civil Code, the constitution of meetings and the validity of resolutions of Noteholders shall be governed by the provisions of the Italian Civil Code which provide that (i) on First Call, the quorum of such a meeting shall be, and resolutions may only be adopted by the favourable vote of, one or more persons present holding Notes or voting certificates or being proxies and holding or representing in aggregate more than half of the nominal amount of the Notes for the time being outstanding and (ii) on Second Call (subject as provided below), the quorum of such a meeting shall be, one or more persons present holding Notes or voting certificates or being proxies representing more than one-third of the nominal amount of the Notes for the time being outstanding, and resolutions may only be adopted by the favourable vote of one or more persons holding Notes or voting certificates or being proxies representing at least two thirds of the nominal amount of the Notes represented at the meeting.”

3.	GENERAL

(A)	The Principal Trust Deed shall henceforth be read and construed in conjunction with this First Supplemental Trust Deed as one document.

(B)	A memorandum of this First Supplemental Trust Deed shall be endorsed by the Trustee on the Principal Trust Deed and by Telecom Italia and TI Finance on the duplicates thereof.

IN WITNESS whereof this First Supplemental Trust Deed has been executed as a deed by Telecom Italia, TI Finance and the Trustee and delivered on the date first above written.

THE FIRST SCHEDULE

TERMS AND CONDITIONS OF THE NOTES

[Omitted]

EXECUTED as a deed by		)
TELECOM ITALIA S.p.A.		)

By:	/s/ LUIGI PREMOLI
Luigi Premoli
Attorney-In-Fact

EXECUTED as a deed by		)
TELECOM ITALIA FINANCE S.A.		)

By:	/s/ ADRIANO TRAPLETTI
Adriano Trapletti
Attorney-In-Fact

THE COMMON SEAL of	)
J.P. MORGAN CORPORATE	)
TRUSTEE SERVICES LIMITED was	)
affixed to this deed in the presence of:	)

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